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                                                                   Exhibit 10.36

                             EMPLOYMENT AGREEMENT

          THIS EMPLOYMENT AGREEMENT (this "Agreement") is made as of ____________, 2001, between NEXTMEDIA GROUP, INC., a Delaware corporation ("Employer") and SCHUYLER HANSEN ("Executive").

          WHEREAS, Employer desires to employ Executive, and Executive desires to be employed by Employer, in accordance with the terms and conditions herein provided.

          NOW, THEREFORE, for good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, Employer and Executive agree as follows:

          1. Employment and Employment Period. During the period specified in this Section 1, Employer shall employ Executive, and Executive shall serve Employer, on the terms and subject to the conditions set forth herein. The parties hereto acknowledge and agree that the term of Executive's employment under this Agreement shall commence as soon as is reasonably practicable, but in no event later than September 24, 2001 (the "Effective Date") and, subject to prior termination as provided in Section 6 below, shall continue through the March 6, 2005 (the "Expiration Date"). The term of Executive's employment under this Agreement is sometimes referred to below as the "Employment Period."

          2.   Duties, Responsibilities, Reporting, No Services for Others.

               (a) At all times during the Employment Period, Executive (i) shall serve as Chief Accounting Officer and Treasurer or in such other comparable management position or positions as designated by the Board of Directors of Employer (the Board of Directors or any successor equivalent governing body of Employer, the "Board of Directors") from time to time, (ii) shall perform duties in furtherance of the business of Employer, as may be assigned to Executive from time to time by the Chief Financial Officer of Employer, and (iii) except as set forth in
          Section 2(b) hereof, shall devote Executive's entire business time, energy, talent, and best efforts to the faithful and efficient performance of his duties as Chief Accounting Officer and Treasurer.

               (b) Executive shall not, at any time during the Employment Period, directly or indirectly, render any business, commercial, or professional services to any other person, firm, or organization (other than the Company and its Affiliates) for compensation without the prior written approval of the Board of Directors. Nothing in this Agreement shall preclude Executive from devoting reasonable periods of time and effort to charitable and community activities or to the management of Executive's personal investment assets; provided, that such activities do not interfere in any material respect with the performance by Executive of Executive's duties hereunder.

          3.   Compensation.

               (a) Base Salary. During the Employment Period, Employer shall pay to Executive an annual base salary (the "Base Salary") in regular equal installments in accordance with Employer's usual payroll practice. Executive's Base Salary for the
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          period commencing with the Effective Date and ending December 31, 2001 shall be One Hundred Five Thousand Dollars ($105,000). Executive's
          Base Salary shall increase effective January 1, 2002 to One Hundred
          Ten Thousand Dollars ($110,000) for the period between January 1, 2002 and December 31, 2002. Executive's Base Salary shall be subject to appropriate increase each year thereafter at the discretion of the compensation committee of the Board of Directors (the "Compensation Committee").

               (b) Bonus. Executive shall be entitled to an annual bonus (the "Bonus") for each fiscal year in which Executive is employed hereunder in an amount equal to such percentage of Executive's Base Salary for such fiscal year as may be determined by the Compensation Committee in its reasonable discretion, prorated to the extent that Executive has not been employed for a full fiscal year, and based upon the recommendation of the Chief Financial Officer. Any bonus determined to be payable under this section shall be paid by Employer to Executive as soon as practicable following the completion of the annual audit of Employer.

               (c) Withholdings. Employer shall, in accordance with applicable law, deduct from the Base Salary, the Bonus and all other cash amounts payable by Employer under the provisions of this Agreement to Executive, or, if applicable, to his estate, legal representatives or other beneficiary designated in writing by Executive, all social security taxes, all federal, state and municipal taxes and all other charges and deductions that now or hereafter are required by law to be charges on the compensation of Executive or charges on cash benefits payable by Employer hereunder to Executive's estate, legal representatives or other beneficiary.

          4. Retirement and Employee Welfare Benefits. During the Employment Period, Executive shall be entitled to participate in, and shall receive benefits in accordance with the terms of, all retirement and welfare benefits plans, practices, policies, and programs that are made available by Employer to other senior executives, which, at a minimum, shall include the following:

               (a) Life Insurance. Employer shall provide Executive, and shall keep in full force and effect at all times during the Employment Period, without cost to Executive, a term life insurance policy with a death benefit equal to not more than $1,000,000, subject to Executive's insurability at standard group rates. Executive shall be solely responsible for the payment of any federal and/or state taxes that may be levied as a result of Employer furnishing such life insurance policy to Executive, and Executive, Executive's estate and/or heirs hereby acknowledge and agree that they shall indemnify and hold harmless Employer from and against any and all taxes that may be payable in connection with such life insurance policy. Executive shall have the privilege of designating the beneficiary thereof and may change the beneficiary thereof by providing written notice to Employer and shall have such other rights of ownership provided by such life insurance policy, subject to the rules and regulations of the issuing insurance company. Executive shall have the right to assign such life insurance policy to Executive's spouse or issue, or to a trust primarily for the benefit of Executive's spouse and/or issue. Upon the termination of this Agreement for any reason, Employer shall assign such life insurance policy to Executive, without cost to Executive, provided that Executive shall pay all

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          premiums and other costs relating to such life insurance policy from and after the date of such assignment.

               (b) Medical Benefits. Employer shall provide to Executive and Executive's immediate family, to the extent eligible and at all times during the Employment Period, major medical coverage and disability insurance in an amount not less than sixty percent (60%) of Executive's Base Salary then in effect. If Employer is notified that Executive does not qualify for such disability insurance at standard rates, Employer will so advise Executive within five (5) days after Employer has received such notification of non-qualification.

               (c) Reimbursement for Business Expenses. Executive shall be permitted first class air travel (when up-grades from coach class air travel cannot be obtained) and hotel accommodations for all business-related travel and entertainment. Employer shall reimburse Executive promptly upon production of reasonably detailed accounts, receipts, vouchers or other reasonable evidence of payment by Executive, for all ordinary, reasonable and necessary travel, entertainment and other expenses as shall be incurred by Executive in the performance of Executive's duties hereunder.

               (d) Automobile. The parties hereto acknowledge and agree that beginning on January 1, 2002, Employer shall be obligated to provide Executive with, or to pay or to reimburse Executive for his lease or purchase of, an automobile, the aggregate expense of which shall not exceed $10,000 per annum.

               (e) Vacations. During each complete twelve (12) month period of the Employment Period, Executive shall be entitled to paid vacation time at the rate of not more than four (4) weeks per calendar year, provided that such vacation shall be taken at such time or times as Executive may determine in such a manner as to avoid undue disruption to the business of Employer. Executive shall also be entitled to such personal leave, holiday leave and sick leave as may be permitted pursuant to the general practice and policies of Employer.

               (f) Club Membership. The parties hereto acknowledge and agree that beginning on January 1, 2002, Employer shall be obligated to reimburse Executive for membership dues, up to a maximum of Five Thousand Dollars ($5,000) per calendar year, for a tennis, fitness, business lunch club or similar facility to be used by Executive for business purposes. Employer shall have the right to approve the club membership, which approval shall not be unreasonably withheld.

               (g) Stock or other Equity Plans. Upon the consummation of an initial public offering of the stock of Employer, Executive shall participate in such stock award, stock option or other similar equity plans as shall be determined by Employer's Board of Directors to be fair, appropriate and customary for an employee in the position of Executive, in each case, subject to the provisions thereof. Executive and Employer acknowledge and agree that Executive's service from the Effective Date through the grant date of any stock award or stock option pursuant to any stock award, stock option or other similar equity plan may be considered with respect to the quantity and the vesting

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          schedule of any such award, in the sole and absolute discretion of the
          Compensation Committee upon the advice of the chief executive officer of the Company or the Chief Financial Officer.

               (h) Relocation Expenses. The parties hereto acknowledge and agree that Executive shall be reimbursed for (i) all reasonable and necessary travel expenses incurred by Executive in the search for living accommodations and (ii) all reasonable and necessary moving and temporary living expenses incurred by Executive in connection with Executive's relocation from Dallas, Texas to the Denver, Colorado metropolitan area.

               (i) Excise Tax. Notwithstanding anything herein to the contrary, if it is determined that any payment or benefit provided by Employer to Executive (whether hereunder or otherwise, and including any payments or benefits provided pursuant to this Agreement) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (or any successor provision), or any interest or penalties with respect to such excise tax or any other similar excise tax or surcharge imposed by any applicable federal or state law, rule or regulation (such excise tax or surcharge together with any interest or penalties thereon, the "Excise Tax"), then Executive shall be entitled to an additional cash payment (a "Gross-Up Payment") in an amount that will place Executive in the same after-tax economic position as Executive would have been in had the Excise Tax not applied to the payment or benefit. The amount of the Gross-Up Payment shall be determined by Employer's regular independent auditors. No Gross-Up Payment shall be payable hereunder if Employer's auditors determine that such payments or benefits are not subject to an Excise Tax. Employer shall be responsible for the payment of any fees and expenses of such auditors for any services provided in connection with any determination of a Gross-Up Payment.

          5. Effect of Disability While in Employ of Employer. If, during the Employment Period, Executive becomes disabled, by reason of physical or mental impairment, disability or infirmity to such an extent that Executive is unable to perform Executive's duties under this Agreement for more than ninety (90) working days in any twelve (12) consecutive month period, as determined in good faith by the Board of Directors ("Disability" or "Disabled"):

               (a) Employer may relieve Executive of Executive's duties under this Agreement for as long as Executive is so Disabled.

               (b) Employer shall pay to Executive, net of the offset referred to in the last sentence of this Section 5(b), all Base Salary, if any, to which Executive would have been entitled under this Agreement had Executive continued to be actively employed by Employer until the earliest of: (i) the first date on which Executive is no longer so Disabled, (ii) the date on which Executive's employment is terminated by Employer due to Disability pursuant to Section 6(a), (iii) the date of Executive's death, or (iv) the end of the Employment Period due to any reason other than termination by Employer due to Disability pursuant to Section 6(a) or death. Any payment referred to in this
          Section 5(b) shall be made at the same time as that payment would have been made if Executive were not Disabled. Payments under this Section 5(b) for any period shall be offset, dollar for

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          dollar, by any disability benefits (other than benefits payable pursuant to any disability insurance policy all of the premiums for which were paid by Executive and not Employer) for that period that are received by Executive.

               (c) Except as provided in this Section 5, Employer shall have no further obligations to Executive for Base Salary or for Bonus for any period during which Executive is so Disabled.

               (d) Executive agrees to submit medical evidence regarding such Disability as may be reasonably requested by the Board of Directors.

          6.   Termination.

               (a) Death or Disability. Executive's employment hereunder will terminate immediately upon Executive's death. Employer may terminate Executive's employment hereunder as of the effective date specified in Employer's notice of termination if Executive is Disabled, which effective date shall not be earlier than the ninety-first (91/st/) working day (excluding vacation days) following the commencement of Executive's Disability, provided, that such notice shall be delivered to Executive not later than ten (10) days from the effective date of termination specified in such notice.

               (b) By Employer for Cause. Employer may terminate Executive's employment under this Agreement for "Cause" (and Executive's employment will be deemed to have been terminated for "Cause") if, as of the date of termination, any of the following circumstances have occurred:

                    (i) Except as otherwise permitted by Section 2(b) hereof, Executive has refused to perform Executive's duties as an employee of Employer or has failed to devote Executive's entire business, time, energy, talent and best efforts to the performance of Executive's duties under this Agreement in any material respect;

                    (ii) Executive has been convicted of, or has entered a plea of nolo contendere to, a felony;

                    (iii) Executive has engaged in any fraudulent or dishonest conduct or acts in the course of Executive's employment with Employer in connection with Employer, the Company or any of their Affiliates;

                    (iv) Executive breaches any of Executive's obligations hereunder in any material respect;

                    (v) Executive has been grossly negligent in the performance of Executive's duties under this Agreement;

                    (vi) Executive has engaged in the illegal use of drugs or suffers from drug dependence or habitual insobriety;

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                    (vii)   Employer materially breaches any financial covenant
               contained in any of its contractual obligations and such breach is not cured or waived prior to the expiration of any applicable grace or cure periods;

                    (viii) Employer shall fail to pay the principal of, or interest on, or shall fail to make any required payment (regardless of amount) in connection with any of its indebtedness when and as the same may become due and payable and such failure is not cured or waived prior to the expiration of any applicable grace or cure periods;

                    (ix) Any event or circumstance shall have occurred the effect of which would permit the holder or holders (or a trustee on its or their behalf) of any indebtedness of Employer to cause or to require such indebtedness to become due or to be redeemed or repurchased prior to its stated maturity (or to cause or to require an offer to be made to effect such redemption or repurchase) and such event or circumstance is not cured or waived prior to the expiration of any applicable grace or cure periods; or

                    (x) Employer and its subsidiaries taken together, shall have failed to meet at least ninety percent (90%) of their budget in any given fiscal year, as such budget was recommended by the chief executive officer of Employer and approved by the Board of Directors.

No termination of Executive pursuant to any of clauses (i), (iv), (v), or (vi) above will be effective unless and until Executive has first been given written notice of the conduct or circumstance purported to constitute "Cause" thereunder and, unless such conduct or circumstance is not reasonably susceptible of cure or such conduct or circumstance has already been the subject of notice hereunder and cured by Executive previously, Executive has failed to cure that conduct or omission within thirty (30) days following receipt of that notice by Executive. Any termination under any of clauses (ii), (iii), (vii), (viii), (ix) and (x) or subject to the exceptions provided for in the immediately preceding sentence shall be effective on such current or prospective date as may be specified by Employer when giving written notice of the termination.

               (c) By Employer Without Cause. Subject to Section 7(c) hereof, Employer may terminate Executive's employment hereunder without Cause upon written notice from either the Chief Financial Officer or the chief executive officer of the Company to Executive.

               (d) By Executive for Good Reason. Executive may terminate Executive's employment hereunder for "Good Reason" at any time if, as of the date of termination, any of the following circumstances have occurred:

                    (i) failure by Employer to pay Executive the Base Salary or the Bonus when due and payable under this Agreement, or there has been a reduction in the Base Salary by Employer, other than a reduction pursuant to any retirement or welfare benefit plan;

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               (ii)   failure by Employer to provide Executive with employee
          welfare benefits substantially in accordance with Section 4 hereof;

               (iii) Executive's position, duties and scope of responsibilities as described in Section 2(a) hereof are materially reduced from those in effect on the Effective Date other than for Cause without the consent of Executive (it being understood that the reassignment of Executive's functions, duties or responsibilities other than those customarily performed by a chief accounting officer and treasurer of a business of comparable size and complexity to one or more other persons who report directly or indirectly to Executive shall not be considered a reduction of Executive's duties or responsibilities);

               (iv) there is a change of control of Employer such that (X) during any period of twelve consecutive calendar months, individuals who at the beginning of such period constituted the board of directors of Employer shall not consist of a majority of Continuing Directors for any reason other than death or disability of a director then in office; (Y) the employment of Steven Dinetz and/or Carl Hirsch is terminated by (1) the Employer other than for "Cause" or (2) by either such individual for "Good Reason", in each case as such terms are defined in their respective employment agreements; or (Z) all or substantially all of the assets of Employer are sold to a third party; or

               (v) the failure of Employer to obtain the assumption in writing of its obligation to perform this Agreement by any successor to all or substantially all of the assets of Employer within fifteen
          (15) days after such sale or after a merger, consolidation, sale or similar transaction in which Employer is not the surviving entity, as applicable.

No termination by Executive pursuant to any of clauses (i), (ii) or (iii) above will be effective unless and until Employer has first been given written notice of the conduct or circumstance purported to constitute "Good Reason" thereunder and, unless such conduct or circumstance is not reasonably susceptible of cure or such conduct or circumstance has already been the subject of notice hereunder and cured by Employer previously (in which case, such termination shall be effective on such current or prospective date as may be specified by Executive when giving written notice of the termination), Employer has failed to cure that conduct or omission within thirty (30) days following receipt of that written notice by Employer, except that if such conduct or circumstance is the failure to pay any moneys due to Executive under Section 3 hereof, then the cure period shall be fifteen (15) days following receipt of such written notice. Any termination under clause (iv) or (v) or subject to the exceptions provided for in the immediately preceding sentence shall be effective on such current or prospective sale as may be specified by Executive when giving written notice of the termination.

          (e) By Executive Without Good Reason. Executive may terminate Executive's employment hereunder without Good Reason (as defined above) at any time upon notice from Executive to the Chief Financial Officer.

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     7.   Payments Upon Termination.

          (a) Termination by Employer For Cause or by Executive Other Than for Good Reason. If Executive's employment hereunder is terminated by Employer for Cause, other than pursuant to Section 6(b)(viii), (ix) or (x) or by Executive other than for Good Reason prior to the Expiration Date, Employer shall pay to Executive, as soon as is reasonably practicable after the date on which Executive's employment with Employer terminates (the "Termination Date"), any Base Salary and any Bonus earned but unpaid through the Termination Date, but no further Base Salary, Bonus, or other benefits shall accrue or shall be payable for any period after the Termination Date.

          If Executive's employment hereunder is terminated for Cause under
     Section 6(b)(viii), (ix) or (x) prior to the Expiration Date, Employer shall pay to Executive, as soon as is reasonably practicable after the Termination Date, in a lump sum, one year of Executive's Base Salary then in effect, but no further Base Salary, Bonus, or other benefits shall accrue or shall be payable for any period after the Termination Date.

          (b) Termination Upon Death or Disability. If Executive's employment hereunder is terminated prior to the Expiration Date due to Executive's death or Disability, Employer shall pay to the beneficiaries designated in writing by Executive or Executive's estate, as applicable, as soon as is reasonably practicable after the Termination Date, any Base Salary and any Bonus earned but unpaid through the Termination Date. No further Base Salary, Bonus, or other benefits shall accrue or be payable for any period after the Termination Date.

          (c) Termination by Employer Without Cause or by Executive for Good Reason. If Executive's employment hereunder is terminated by Employer without Cause or by Executive for Good Reason prior to the Expiration Date:

              (i) Employer shall pay to Executive, as soon as is reasonably practicable after the Termination Date, but in no event more than fifteen (15) days after such Termination Date, any Base Salary and any Bonus earned but unpaid through the Termination Date.

              (ii) Employer shall pay to Executive, as soon as is reasonably practicable after the Termination Date, but in no event more than fifteen (15) days after such Termination Date, in a lump sum, an amount equal to Two Hundred Twenty percent (220%) of Executive's Base Salary then in effect, provided that such payment shall be made only if Executive is in compliance with Executive's obligations under
          Section 8 hereof.

              (iii) Employer shall pay to Executive, as soon as is reasonably practicable after the Termination Date, but in no event more than fifteen (15) days after such Termination Date, in a lump sum, any accrued but unused or unpaid vacation.

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              (iv)  Employer shall continue to provide to Executive with the major medical coverage set forth in Section 4(b) on substantially the same terms as set forth therein until the earlier of: (A) expiration of the period for which Executive receives severance pay pursuant to clause (ii) above and (B) the date Executive has commenced new employment and has thereby become eligible for comparable benefits.

              (v) If requested by Executive, Employer shall provide Executive with a reasonably appropriate office and secretarial support and assistance, at no cost to Executive, for a period of up to six (6) months following the Termination Date.

          (d) No Duty to Mitigate. Executive shall not be obligated to seek other employment or to take any other action to mitigate the amounts payable to Executive under this Agreement.

          (e) Payments and Benefits Constitute Exclusive Remedy. Executive agrees that if Executive's employment is terminated prior to the Expiration Date under circumstances entitling Executive to payment of any amounts and/or provision of any benefits under this Section 7, Executive's sole right and remedy against Employer in connection with Executive's employment, this Agreement, and the termination of Executive's employment shall be to collect those amounts and/or receive those benefits, all as otherwise limited by the other provisions of this Section 7.

     8. Confidentiality, Nonsolicitation, Noncompetition, Inventions. Executive acknowledges that the business in which Employer engages is competitive and that Executive's employment with Employer will require that Executive have access to, and knowledge of, confidential and proprietary information pertaining to Employer that is of vital importance to the success of Employer's business; that the direct or indirect disclosure of any such confidential information to existing or potential competitors of Employer would place Employer at a competitive disadvantage and would do material damage, financial and otherwise, to Employer's business; and that by virtue of Executive's experience and expertise, some of Executive's services to Employer will be special and unique and that Employer and Executive are entering into this Agreement with the intention of preserving the goodwill of the business of Employer. Executive further acknowledges that the duties of Executive to be performed hereunder shall be performed across the United States, and shall not be limited to a specific geographic area therein.

          (a) Confidentiality. Executive shall not, at any time during the Employment Period and for a period of five (5) years thereafter, except in connection with the performance of services hereunder or in furtherance of the business of Employer, the Company or their Affiliates, communicate, divulge, or disclose to any person not a director, officer, or employee, or not engaged to render services to or for, Employer, the Company or any of their Affiliates, or use for Executive's own benefit or purposes any Confidential Information (as defined below) of or relating to Employer, the Company or their Affiliates that Executive has obtained from Employer, the Company or their Affiliates or any predecessor entity (whether obtained by Executive before, during, or after the term of Executive's employment under this Agreement and including any such information developed by Executive while employed by Employer); except that this

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     provision shall not preclude Executive from divulging, communicating or using any information made known generally to the public by Employer or by any party unrelated to Executive, or from making any disclosure required by applicable law, rules, regulations, or court or governmental or regulatory authority order or decree provided that, if practicable, Executive shall not make any such disclosure without first giving Employer notice of intention to make that disclosure and an opportunity to interpose an objection to the disclosure. All files, records, and documents pertaining to Employer's business shall belong to and remain the sole and exclusive property of Employer and if Employer requests the return of such information at any time during, upon or after termination of Executive's employment, Executive shall immediately deliver the same to Employer.

"Confidential Information" means information relating to the services or operations of Employer, the Company or their Affiliates that is not generally known, is proprietary to Employer, the Company or their Affiliates and is made known to Executive or learned or acquired by Executive while in the employ of Employer, including, without limitation, (i) information relating to research, development, purchasing, accounting, marketing, merchandising, advertising, selling, leasing, finance and business methods and techniques and (ii) customer lists and other information relating to past, present or prospective customers.

          (b) Nonsolicitation. During the period commencing on the Effective Date and continuing thereafter through the second anniversary of the Termination Date, Executive shall not, except in connection with Executive's duties hereunder or otherwise for the sole account and benefit of Employer, directly or indirectly, induce or solicit any employee of Employer, the Company or their Affiliates to leave their employ or approach any such employee for any of the foregoing purposes or authorize, solicit or assist in the taking of such actions by any third party.

          (c)  Noncompetition.

               (i) During the Employment Period and for a period of two (2) years following the earlier of the Expiration Date or the Termination Date, Executive shall not, directly or indirectly, engage, participate, make any financial investment in, or become employed by or render advisory or other services to or for any Person or other business enterprise (any of the foregoing activities being referred to herein as "Competitive Activities"). Executive also shall not provide management services to any Person engaged in Competitive Activities. The foregoing covenant respecting Competitive Activities shall not be construed to preclude Executive from making any investments (that are non-attributable interests under the rules, regulations or policies of the FCC) in the securities of any company, whether or not engaged in Competitive Activities with Employer, the Company or its Affiliates, to the extent such investments are actively traded on a national securities exchange and such investment does not exceed 1.0% of the issued and outstanding shares of such company or give Executive the right or power to control or participate directly in making the policy decisions of any such company.

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               (ii) Notwithstanding the terms and provisions of this Agreement to the contrary, in the event that Executive's employment hereunder is terminated by Employer without Cause or by Executive for Good Reason, Executive may elect to no longer receive payments pursuant to Section 7(c) hereof, in which case the provisions of this Section 8(c) shall no longer apply as of the date written notice of such an election by Executive is deemed effective pursuant to the terms of Section 11 hereof.

          (d) Inventions. Executive will promptly disclose to Employer and will furnish to Employer a complete record of every discovery, invention, improvement, innovation, design, or work (an "Intellectual Development") that Executive may make or create, whether individually or with others, while Executive is employed by Employer. Executive acknowledges and agrees that any and all such Intellectual Developments, whether or not disclosed to Employer, shall be the property of Employer. Upon request of Employer, whether made before or after the termination of the employment relationship, Executive will assign to Employer (or to a party designated by Employer) all rights throughout the world to any Intellectual Developments that relate to Employer's current or prospective business or that result from Executive's work with Employer. Executive will cooperate fully with Employer in securing rights with respect to all such Intellectual Developments, including executing any documentation reasonably proposed by Employer and testifying, under oath if requested, without expense to Executive, to secure Employer's rights to Intellectual Developments in any jurisdiction.

          (e) Acknowledgment. Executive hereby acknowledges that (i) the respective time periods and geographical areas provided above are necessary for the protection of the business and goodwill of Employer, (ii) should any particular provision of such covenant be deemed invalid or unenforceable, Employer will be entitled to enforce such provision for such a period of time and within such area as may be determined to be reasonable by a court of competent jurisdiction and (iii) this Section 8 shall continue beyond the termination of his relationship with Employer hereunder to the extent provided herein. Executive further acknowledges that the services to be rendered by Executive hereunder are extraordinary and unique and are vital to the success of Employer's business, and that the breach of any of the covenants undertaken hereunder would cause substantial damage to Employer, impossible of exact ascertainment.

          (f) Equitable Relief. The parties hereto, recognizing that irreparable injury will result to Employer, its business and property, in the event of a breach of the provisions of Section 8 of this Agreement by Executive, and that but for the agreements contained in this Section 8, Employer would not enter into this Agreement, hereby agree that in the event of any actual or threatened breach of the provisions of this Section 8 by Executive, Employer shall be entitled, in addition to any other remedies and damages available, to temporary relief without notice and to all injunctive relief without bond to restrain the violation thereof by Executive, Executive's partners, agents, servants, employers, business associates, and all persons acting for or with Executive. The prevailing party in such action shall be entitled to recover from the other party all costs

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

     associated therewith, including, without limitation, reasonable and necessary attorney's fees.

     9. Waiver. No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in a writing signed by Executive and Employer. No waiver by either party hereto at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or at any prior or subsequent time.

     10. Entire Agreement. No agreement or representation, oral or otherwise, express or implied, with respect to the subject matter hereof has been made by either party which is not set forth expressly in this Agreement.

     11. Notices. Notices under this Agreement shall be in writing and will be effective immediately upon delivery if delivered in person (or by facsimile with confirmation of receipt) to Executive (in the case of notices to Executive) or in person (or by facsimile with confirmation of receipt) to the individual indicated below (in the case of notices to Employer) or three (3) days after mailing if deposited in the United States mail, postage prepaid, and addressed:

if to Executive, to:     Schuyler Hansen
                         2518 Loving Avenue
                         Dallas, TX  75214

and if to Employer, to:  NextMedia Group, Inc.
                         6312 South Fiddler's Green Circle
                         Suite 360-E
                         Englewood, CO  80111
                         Attention:  Sean Stover

Either party may change the address to which notice to that party may be mailed by notifying the other party of the change in the manner contemplated in this section.

     12. Severability. Any provision of this Agreement that is prohibited or unenforceable shall be ineffective to the extent, but only to the extent, of such prohibition or unenforceability without invalidating the remaining portions hereof and such remaining portions of this Agreement shall continue to be in full force and effect.

     13. Assignment. Neither Executive nor Employer may assign, transfer or otherwise dispose of any of their rights hereunder without the prior written consent of the other party, in its sole discretion. Any attempted assignment in violation of the foregoing shall be void.

     14. Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together shall constitute but one and the same instrument and a signature to any one of such counterparts shall be deemed to be a signature to all such counterparts.

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     15.  Governing Law.  The provisions of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made in that state.

     16. Attorney's Fees and Expenses. If either of the parties institutes any legal action to enforce its rights under, or to recover damages for material breach of, this Agreement, the prevailing party shall be entitled to recover from the other party any actual expenses for attorney's fees, costs, expenses and disbursements incurred by the prevailing party.

     17. Executive Representations. Executive hereby represents and warrants to Employer that (a) Executive's execution and delivery of this Agreement and his performance of his duties and obligations hereunder will not conflict with, or cause a default under, or give any party a right to damages under, or to terminate, any other agreement to which Executive is a party or by which he is bound and (b) there are no agreements or understandings that would make unlawful Executive's execution or delivery of this Agreement or his employment hereunder.

     18. Disputes. Any dispute or controversy arising under, out of, in connection with or in relation to this Agreement shall, at the election and upon written demand of either Executive or Employer, be finally determined and settled by arbitration in the city of Employer's headquarters in accordance with the rules and procedures of the American Arbitration Association, and judgment upon the award may be entered in any court having jurisdiction thereof.
Employer shall pay the costs and expenses of such arbitration and the fees of Executive's counsel and experts unless the finder of fact determines that Employer is the prevailing party in such arbitration.

     19. Miscellaneous. The provisions of this Agreement shall survive the termination of Executive's employment with Employer. This Agreement supersedes any prior written or oral agreements or understanding between the parties relating to the subject matter hereof. The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof.

     20. Definitions. In addition to the defined terms set forth throughout this Agreement, the following capitalized terms shall have the respective meanings set forth below:

     "Affiliate" shall mean with respect to any Person:

          (a) Any Person directly or indirectly Controlling, Controlled by or under common Control with such Person ("Control Persons");

          (b) Individuals who are members of the family of any individual who is a Control Person;

          (c) Entities that are Controlled by such family members; and

          (d) Entities in which Control Persons have a material investment.

     "Chief Financial Officer" shall mean the chief financial officer of Employer.

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

     "Company" shall mean NextMedia Investors LLC, a Delaware limited liability company.

     "Company Agreement" shall mean the Second Amended and Restated Limited Liability Company Agreement of NextMedia Investors LLC, as the same may be amended, restated or otherwise modified from time to time.

     "Continuing Director" shall mean the directors of Employer on the Effective Date and each other director if, in each case, such other director's nomination for election to the board of directors of Employer is recommended by a majority of the then Continuing Directors or such other director receives the vote of the TWP Members (as defined in the Company Agreement) and the Weston Presidio Member (as defined in the Company Agreement) in his or her election by the stockholders of Employer.

     "Control" (including the correlative terms "controlled by" and "controlling" shall mean the possession, directly or indirectly, of the power to direct, or to cause the direction of, the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

     "FCC" shall mean the Federal Communications Commission, or any successor agency.

     "Person" shall mean any natural person, corporation, business trust, joint venture, association, company, partnership, limited liability company or government, or any agency or political subdivision thereof.

           [The Remainder of this Page Is Intentionally Left Blank.]

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

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

"EMPLOYER"                    "EXECUTIVE"

NEXTMEDIA GROUP, INC.


By:______________________       ________________________________
Name:____________________       Schuyler Hansen
Title:___________________

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